Exhibit 99.1
October 26, 2009
Dear Shareholders (and friends) of AssuranceAmerica,
Revenues for Carrier/MGA were up 12% for September, while Retail Agency group revenues were down 10% from the prior period. No excuses, but the Labor Department on October 22, 2009 listed Georgia as the fifth worst in job losses, with Florida ranking fourth worst. We expect that the continuing weak employment, coupled with recent underwriting actions in Florida, will begin to negatively impact our Carrier/MGA’s year-over-year revenue comparisons.
Despite these trends, we continue to make good progress on plans for new state expansion and in ramping up our claims office in Florida. Our Policies-In-Force (PIF) is at an all-time high, so with an improving economy our company is well positioned.
Following is our report on September’s results.

	September (Unaudited)
	Current Month			Year To Date
	2009	2008	Change	2009	2008	Change
	(In $1,000)%			(In $1,000)%
• Gross Premiums Produced[1]*	$11,441	$10,368	10%	$115,364	$110,343	5%

• MGA/Carrier Gross Premiums Produced [1,2]	$8,451	$7,009	21%	$84,877	$74,925	13%
• MGA/Carrier Revenues [2]	$4,992	$4,442	12%	$46,631	$42,682	9%

• Retail Agencies Gross Premium Produced [1,2]*	$3,933	$4,340	(9)%	$42,356	$48,989	(14)%
• Retail Agencies Group Revenues [2] *	$637	$709	(10)%	$6,716	$7,639	(12)%

• Company Revenues*	$5,467	$4,978	10%	$51,229	$47,941	7%
• Company Pre-Tax Income before stock option*	$(106)	$(694)	85%	$2,358	$(511)	561%
• Company Pre-Tax Income*	$(134)	$(665)	80%	$2,106	$(553)	481%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
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As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.

Sincerely,

/s/ Guy W. Millner Guy W. Millner	/s/ Joseph J. Skruck Joseph J. Skruck
Chairman and Chief Executive Officer	President and Chief Operating Officer
This document is for informational purposes only and not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.